Exhibit 10.11

RESTRICTED STOCK AWARD AGREEMENT
PURSUANT TO THE
WIDEOPENWEST, INC. 2017 OMNIBUS INCENTIVE PLAN

* * * * *

Participant: [•]

Grant Date: [•]

Number of Shares of
Restricted Stock Granted: [•]

* * * * *

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between WideOpenWest, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the WideOpenWest, Inc. 2017 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the shares of Restricted Stock provided herein to the Participant; and

WHEREAS, in consideration of the Grant as defined herein, Participant agrees to abide by each of the covenants set forth in this Agreement and acknowledges that the inherent value of the Grant constitutes good, valuable and sufficient consideration for each of the Participant’s covenants set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.Grant of Restricted Stock Award.  The Company hereby grants to the Participant, as of the Grant Date specified above, the number of shares of Restricted Stock specified above (the “Grant”).  Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement.  Subject to Section 5 hereof the Participant shall not have the rights of a stockholder in respect of the shares underlying this Award until such shares are delivered to the Participant in accordance with Section 4 hereof.
3.Vesting.
(a)Subject to the provisions of Sections 3(b) and 3(c) hereof, the Restricted Stock subject to this Agreement shall become unrestricted and vested as follows, provided that the Participant has not incurred a Termination prior to each such vesting date:
Vesting Date	Number of Shares
[•]	[•]
[•]	[•]
[•]	[•]

         [•]                                                 [•]

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued service with the Company or any of its Subsidiaries on each applicable vesting date.

(b)Additional Vesting Cash Payment.  As soon as practicable following each vesting date set forth above, and subject to the vesting conditions set forth herein, Participant shall also receive a cash payment of [•]% of target LTIP based on plan design and base salary as of the date of the agreement as additional retention consideration (the “Retention Payment”) where such payment shall in no event occur later than March 20th of the year following the applicable Vesting Date.
(c)Committee Discretion to Accelerate Vesting.  Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Restricted Stock and Retention Payments at any time and for any reason.
(d)Change in Control.  In the event a Participant’s employment by the Company is terminated by the Company without Cause or by the Participant for Good Reason within twelve (12) months after a Change in Control, 100% of the total Restricted Stock shall vest immediately and unvested Retention Payments shall become payable.
(e)Forfeiture.  Subject to Sections 3(c) and 3(d) hereof, all unvested shares of Restricted Stock and unvested Retention Payments shall be immediately forfeited upon the Participant’s Termination for any reason.

4.Period of Restriction; Delivery of Unrestricted Shares.  During the Period of Restriction, the Restricted Stock shall bear a legend as described in Section 8.2(c) of the Plan.  When shares of Restricted Stock awarded by this Agreement become vested, the Participant shall be entitled to receive unrestricted shares and if the Participant’s stock certificates contain legends restricting the transfer of such shares, the Participant shall be entitled to receive new stock certificates free of such legends (except any legends requiring compliance with securities laws).
5.Dividends and Other Distributions; Voting.  Participants holding Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such shares, provided that any such dividends or other distributions will be subject to the same vesting requirements as the underlying Restricted Stock and shall be paid at the time the Restricted Stock becomes vested pursuant to Section 3 hereof.  If any dividends or distributions are paid in shares, the shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid.  The Participant may exercise full voting rights with respect to the Restricted Stock granted hereunder.
6.Non-Transferability.  The shares of Restricted Stock, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution.  Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.
7.Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.  Notwithstanding the foregoing, the laws of the State of Colorado will apply to this Agreement for Participants who primarily work or reside in Colorado.
8.Withholding of Tax.  The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Restricted Stock and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement.  Any minimum statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder.
9.Section 83(b).  If the Participant properly elects (as required by Section 83(b) of the Code) within 30 days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the Fair Market Value of such shares of Restricted Stock, the Participant shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Stock.  If the Participant shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock, as well as the rights set forth in Section 8 hereof.  The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Participant elects to make such election, and the Participant agrees to timely provide the Company with a copy of any such election.
10.Legend.  All certificates representing the Restricted Stock shall have endorsed thereon the legend set forth in Section 8.2(c) of the Plan.  Notwithstanding the foregoing, in no event shall the Company be obligated to deliver to the Participant a certificate representing the Restricted Stock prior to the vesting dates set forth above.
11.Securities Representations.  The shares of Restricted Stock are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant.  The Participant acknowledges, represents and warrants that:
(a)The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 11.
(b)If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Restricted Stock must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the shares of Restricted Stock and the Company is under no obligation to register the shares of Restricted Stock (or to file a “re-offer prospectus”).
(c)If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of vested Restricted Stock hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.
12.Entire Agreement; Amendment.  This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  Notwithstanding the forgoing, to the extent the Participant is subject to the terms of the Stockholders’ Agreement (as defined below), Participant also acknowledges and agrees that the Restricted Stock shall, to the extent applicable, be subject to the terms and conditions of the Stockholders’ Agreement (as amended from time to time).  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.  The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.  The “Stockholders Agreement” means the Stockholders Agreement entered into among the (i) Company, (ii) the Avista Investor Group, (iii) the Crestview Investor Group (each of the Avista Investor Group and the Crestview Investor Group, an “Investor” and collectively, the “Investors”), (i) each of the Management Stockholders (as defined in the Stockholders’ Agreement) and (v) the Persons (as defined in the Stockholders’ Agreement) who from time to time become stockholders of the Company made as of May 24, 2017.
13.Notices.  Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company.  Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
14.Acceptance.  As required by Section 8.2 of the Plan, the Participant shall forfeit the Restricted Stock if the Participant does not execute this Agreement within a period of thirty (30) days from the date that the Participant receives this Agreement (or such other period as the Committee shall provide).
15.No Right to Employment.  Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
16.Transfer of Personal Data.  The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Restricted Stock awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Participant.
17.Participant Covenants.  Participant acknowledges that, during his or her employment with the Company, Participant will form, on behalf of the Company, certain business relationships that are part of the goodwill of the Company and will have access to and knowledge of, and use, the Company’s Confidential Information (as defined below), which includes the Company’s trade secrets.  As a condition to and in consideration of Participant’s receipt of the Grant set forth in this Agreement, and the Company agreement to allow Participant to use its goodwill and trade secrets, Participant specifically agrees to and acknowledges the reasonableness of the following employment and postemployment restrictions.
a)Confidential Information; Intellectual Property: Participant acknowledges and agrees that, as a result of Participant’s employment,

Participant has access to trade secrets and other confidential or proprietary information of the Company and its customers and vendors (“Confidential Information”). Such information includes, but is not limited to: (i) customers and clients and customer or client lists, (ii) accounting and business methods, (iii) services or products and the marketing of such services and products, (iv) fees, costs and pricing structures, (v) designs, (vi) analysis, (vii) drawings, photographs and reports, (viii) computer software, including operating systems, applications and program listings, (ix) flow charts, manuals and documentation, (x) databases, (xi) inventions, devices, new developments, methods and processes, whether patentable or un-patentable and whether or not reduced to practice, (xii) copyrightable works, (xiii) all technology and trade secrets, and (xiv) all similar and related information in whatever form. Participant agrees that Participant shall not disclose or use at any time, either during Participant’s employment with the Company or thereafter, any Confidential Information, except to the extent that such disclosure or use is directly related to the Company’s business, or unless required to by law, or unless and to the extent that the Confidential Information in question has become generally known to and available for use by the public other than as a result of Participant’s acts or omissions to act. In addition, Participant further agrees that any invention, design or innovation that Participant conceives or devises from Participant’s use of Company time, equipment, facilities or support services belong exclusively to the Company, and that it may not be used for Participant’s personal benefit, the benefit of a competitor, or for the benefit of any person or entity other than the Company.
b)Non-Solicitation; Non-Competition: During Participant’s employment and for a period of twelve (24) months following Participant’s termination for any reason, Participant will not directly or indirectly solicit, induce or attempt to influence any associate to leave the employment of the Company, nor will Participant hire any such associate or assist any other person or entity in doing so.  During Participant’s employment and for a period of twenty four (24) months following Participant’s termination for any reason (the “Non-Competition Period”), Participant will not, directly or indirectly: (i) work for or contribute to the efforts of any business organization that competes, or plans to compete, with the Company or its products, by providing services that are similar in nature to those services Participant provided to the Company or that may reasonably involve the use or benefit of the Company’s Confidential Information; and (ii) service, call on or otherwise attempt (or assist the attempt) to solicit the business of any customer or client of the Company with whom Participant had direct contact, or supervised others who had direct contact with such customer or client, in the 24-month period immediately preceding Participant’s separation.

Participant recognizes that the existing business of the Company extends to various locations and areas throughout the United States and may extend hereafter to other countries and territories.  Participant agrees that the scope of this Section 17 b) shall extend to any part of the United States, and any other country or territory, where the Company operates or conducts business, or has concrete plans to do so, at any point during Participant’s employment and/or throughout the Non-Competition Period.  It is agreed that the Participant’s services to the Company are special and unique giving them peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages, and in the event of the Participant’s breach of this Section 17 b), Company shall be entitled to equitable relief by way of injunction or otherwise in addition to the cessation of payments and benefits pursuant to this Agreement or any other agreements between the Company and Participant. If any provision of Section 17 b) of this Agreement is deemed to be unenforceable by a court (whether because of the subject matter of the provision, the duration of a restriction, the geographic or other scope of a restriction or otherwise), that provision shall not be rendered void but the parties instead agree that the court shall amend and alter such provision to such lesser degree, time, scope, extent and/or territory as will grant Company the maximum restriction on Participant’s activities permitted by applicable law in such circumstances. Company’s failure to exercise its rights to enforce the provisions of this Agreement shall not be affected by the existence or non-existence of any other similar agreement for anyone else employed by the Company or by Company’s failure to exercise any of its rights under any such agreement.

c)Nondisparagement: Participant agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products and services at any time during employment or thereafter. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
18.Compliance with Laws.  The issuance of the Restricted Stock or unrestricted shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue the Restricted Stock or any of the shares pursuant to this Agreement if any such issuance would violate any such requirements.
19.Section 409A.  Notwithstanding anything herein or in the Plan to the contrary, the shares of Restricted Stock are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

20.Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.
21.Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
22.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
23.Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
24.Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
25.Acquired Rights.  The Participant acknowledges and agrees that:  (a) the Company may terminate or amend the Plan at any time; (b) the award of Restricted Stock made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Restricted Stock awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WideOpenWest, Inc.

By:

Name:

Title:

PARTICIPANT

Name: